UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary proxy statement.
☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials.
☐    Soliciting Material Pursuant to § 240.14a-12.

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒    No fee required.

☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

April 14, 2022
Dear Stockholder:

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to be conducted online on Wednesday, May 25, 2022, commencing at 1:00 p.m. Central Time.

The meeting will be completely virtual. Hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world. In addition to attendance via the Internet, stockholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote electronically during the open poll portion of the meeting, and listen to any live responses to stockholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/NOG2022. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2021.

We hope you are able to attend the meeting.
Thank you.

Northern Oil and Gas, Inc.

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2022

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), will be conducted online at www.virtualshareholdermeeting.com/NOG2022, on Wednesday, May 25, 2022, at 1:00 p.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1.    To elect seven directors to serve until the Annual Meeting of Stockholders in 2023;
2.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3.    To approve, on an advisory basis, the compensation paid to our named executive officers.
Only stockholders of record at the close of business on March 28, 2022, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/investors/news-events/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes instructions on how to attend and vote your shares electronically during the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2021; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares via the Internet both before and during the Annual Meeting, or by telephone or mail in advance.  Please refer to the section “Voting Instructions” for detailed voting instructions.  Whether or not you are able to attend the meeting virtually, we urge you to vote your shares in advance of the meeting as promptly as possible.

We look forward to you joining us during the Annual Meeting.

On behalf of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

Minnetonka, Minnesota
April 14, 2022

i

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2022
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held online at www.virtualshareholdermeeting.com/NOG2022, on Wednesday, May 25, 2022 at 1:00 p.m. Central Time.

Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about April 14, 2022 to all stockholders of record at the close of business on March 28, 2022 (the “record date”). On the record date, there were 77,252,301 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 225 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence in person (including virtually) or represented by proxy of holders of a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum, but will not count towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the stockholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the board of director’s recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the stockholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote electronically during the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually, you will be able to vote during the meeting. In order to vote at the Annual Meeting, please refer to the specific instructions set forth on each notice of internet availability of proxy materials or proxy card you received. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
•by attending the Annual Meeting virtually and voting electronically.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually and vote electronically, then you must separately obtain a legal proxy form your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically during the meeting. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

The Company is making this solicitation and will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali, LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our bylaws would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2021 fiscal year, our board of directors held four meetings, our audit committee held four meetings, our compensation committee held two meetings and our nominating and corporate governance committee held two meetings.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2021 and the audit, compensation and nominating and corporate governance committee meetings held in 2021 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating and corporate governance committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent Directors
Bahram Akradi		✓	✓	✓+
Lisa Bromiley	✓*			✓
Roy Easley	✓			✓
Michael Frantz			✓	✓
Robert Grabb				✓
Jack King			✓*	✓
Stuart Lasher	✓	✓*		✓
Michael Popejoy				✓
Jennifer Pomerantz		✓	✓	✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as chairman of the board of directors since January 2018.
We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2021 is considered to be an “independent director” as defined in the NYSE Listed Company Manual.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee also has access to our chief legal officer and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, including anyone who served as a member during 2021, is a former or current officer or employee of our company or is an executive officer of a company in which one of our company’s executive officers serves as a member of the board of directors or compensation committee of that company. None of our company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our company’s board or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating and corporate governance committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating and corporate governance committee deems relevant.  The nominating and corporate governance committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of gender, ethnicity, tenure, skills and experience are included as criteria that the nominating and corporate governance committee or any search firm it engages in may deem relevant in its evaluation.

Our nominating and corporate governance committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating and corporate governance committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating and corporate governance committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating and corporate governance committee, stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating and corporate governance committee, c/o Corporate Secretary, 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating and corporate governance committee and to serve if elected by our board of directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating and corporate governance committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined that each current director and director nominee is an “independent director” as defined in the NYSE Listed Company Manual. To make this determination, the board considers all relevant facts and circumstances indicating whether a director has a material relationship with the company either directly or as a partner, stockholder or officer of an organization that does business with the company. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships. In addition, each director must complete an annual questionnaire to disclose, among other things, information regarding ownership in the company, compensation received from the company (if any) and any relationship a director has either directly or indirectly through a family member or otherwise with certain board or company advisors or other companies with whom our company does business. With respect to Messrs. Frantz and Popejoy, the board considered their employment relationships with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and has at times been a holder of the company’s senior debt) and determined, as it did for all other current directors and director nominees, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

The roles of chief executive officer and chairman of the board of our company are currently held by different individuals. This separation recognizes the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate chief executive officer and chairman of the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board’s work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the board and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  It is the board’s responsibility to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for stockholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Communications to individual directors, including the chairman of the board, may also be made to such director at our address. All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Corporate Governance Guidelines

The board of directors has adopted the Northern Oil and Gas, Inc. Corporate Governance Guidelines. A current copy of our Corporate Governance Guidelines can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of stockholders.  All of our 2021 director nominees attended last year’s virtual annual meeting of stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting virtually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 28, 2022, held by those persons known to beneficially own more than 5% of our capital stock, by our directors, director nominees, executive officers, and by our directors, director nominees and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 77,252,301 shares of common stock outstanding as of March 28, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 28, 2022 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our common stock.

Name(1)	Number of Shares	Percent of Common Stock
Certain Beneficial Owners:
TRT Holdings, Inc.(2) 4001 Maple Ave., Suite 600 Dallas, TX 75219	9,476,539	12.3%
Capital World Investors(3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	6,054,000	7.8%
Angelo, Gordon & Co., L.P.(4) 245 Park Avenue, 26th Floor New York, NY 10167	4,875,348	6.3%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	4,112,572	5.3%
FMR, LLC(6) 245 Summer Street, Boston, MA 02210	4,005,007	5.2%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	3,996,826	5.2%

Directors and Executive Officers:
Bahram Akradi	1,744,251	2.3%
Lisa Bromiley	37,317	*
Roy Easley	39,553	*
Michael Frantz	42,618	*
Robert Grabb	54,485	*
Jack King	51,494	*
Stuart Lasher	321,748	*
Michael Popejoy	39,331	*
Jennifer Pomerantz	—	*
Chad Allen	48,526	*
Adam Dirlam	74,923	*
James Evans	31,994	*
Nicholas O’Grady	165,740	*
Michael Kelly	39,539	*
Erik Romslo	90,618	*
Directors and Current Executive Officers as a Group (15 persons)	2,782,137	3.6%

__________

*	Denotes less than 1% ownership.
(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.
(2)The information is based on Amendment No. 22 to Schedule 13D filed on February 23, 2022, reporting ownership of our common stock on February 18, 2022, by the following parties (collectively, the “TRT Reporting Parties”): TRT Holdings, Inc., (“TRT Holdings”), Cresta Investments, LLC, (“Cresta Investments”), The Rowling Foundation, (the “Foundation”), the Rowling Family 2012 Long Term Trust (the “Trust”) and Robert B. Rowling (“Mr. Rowling”).  The TRT Reporting Parties beneficially own, in the aggregate, 9,476,539 shares of our common stock. TRT Holdings has sole voting power and sole dispositive power with respect to 6,876,829 shares.  Cresta Investments has sole voting power and sole dispositive power with respect to 1,409,402 shares. The Foundation has sole voting power and sole dispositive power with respect to 512,820 shares. The Trust has sole voting power and sole dispositive power with respect to 677,488 shares. Mr. Rowling beneficially owns all 9,476,539 common shares consisting of the shares of common stock held directly by the other TRT Reporting Parties (as set forth above). Mr. Rowling beneficially owns the common shares held directly by TRT Holdings due to his ownership of all of the shares of Class B Common Stock of TRT Holdings.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments due to his direct and indirect ownership of 100% of the ownership interests in such entity. Mr. Rowling beneficially owns the shares of common stock held directly by the Foundation and the Trust due to his status as trustee in those entities. Neither Mr. Rowling nor any TRT Reporting Party other than the Foundation has any pecuniary interest in the shares of common stock held by the Foundation.
(3)The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors on February 11, 2022, reporting ownership of our common stock as of December 31, 2021. Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of 6,054,000 shares of common stock and has the sole power to vote and dispose of 6,054,000 shares of common stock.
(4)The information is based on Amendment No. 14 to Schedule 13D filed on March 8, 2022, by Angelo, Gordon & Co., L.P., (“Angelo Gordon”), AG GP, LLC, (“AG GP”), Josh Baumgarten and Adam Schwartz (collectively with Angelo Gordon and AG GP, the “AG Reporting Parties”). Angelo Gordon, in its capacity as investment manager to certain managed accounts and investment fund vehicles (collectively, the “Accounts”), has sole power to vote and dispose of 4,875,348 shares of common stock and the power to dispose of 4,875,348 shares of common stock held in the Accounts, consisting of 3,137,591 shares of common stock held in the Accounts, with the remaining shares of common stock consisting of shares issuable upon the conversion of shares of the Company’s 6.5% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), as would be limited by the conversion cap provision included in the certificate of designations for the Preferred Stock. As the general partner of Angelo Gordon, AG GP may be deemed to have the sole power to vote 4,875,348 shares of common stock and the power to dispose of 4,875,348 shares of common stock held in the Accounts. As the co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Baumgarten may be deemed to have shared power to vote 4,875,348 shares of common stock and the shared power to dispose of 4,875,348 shares of common stock in the Accounts. As the co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Schwartz may be deemed to have shared power to vote 4,875,348 shares of common stock and the shared power to dispose of 4,875,348 shares of common stock held in the Accounts.
(5)The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on February 4, 2022, reporting ownership of our common stock as of December 31, 2021. Amount reported represents shares of our common stock directly held by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 3,998,649 shares of common stock and sole dispositive power with respect to 4,112,572 shares of common stock. BlackRock, Inc. is deemed to be the beneficial owner of 4,112,572 shares of common stock.
(6)The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC on February 9, 2022, reporting ownership of our common stock as of December 31, 2021. Amount reported represents shares of our common stock directly held by FMR LLC. FMR LLC has sole voting power with respect to 49,221 shares of common stock and sole dispositive power with respect to 4,005,007 shares of common stock. FMR LLC is deemed to be the beneficial owner of 4,005,007 shares of common stock. Members of the Johnson family, including Abigail P. Johnson, Director, Chairman and CEO of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by various investment companies (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(7)The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on February 10, 2022, reporting ownership of our common stock as of December 31, 2021. The Vanguard Group has shared voting power with respect to 71,103 shares of common stock, sole dispositive power with respect to 3,889,610 shares of common stock and shared dispositive power with respect to 107,216 shares of common stock. The Vanguard Group is deemed to be the beneficial owner of 3,996,826 shares of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is responsible for overseeing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified board of directors.  Seven directors will be elected at this year’s meeting.  Each director’s term will last until the 2023 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company. Robert Grabb and Michael Popejoy, both current directors of our company, will not be nominated for re-election. There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

On February 18, 2022, our company entered into an amended and restated letter agreement with TRT Holdings, Inc., Robert Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, Michael Frantz, Michael Popejoy, Ernie Easley and Bahram Akradi. Under the terms of the agreement, the company agreed, subject to certain conditions, to nominate Mr. Frantz for election to the board at the company’s annual meetings of stockholders. The agreement amends and restates our prior letter agreement with the same parties, dated May 15, 2018. Among other things, the new agreement (i) reduces the number of directors TRT is permitted to nominate to the company’s board from three to one, (ii) eliminates the requirement that at least one member of the board nominated by TRT serve on each committee of the board and (iii) provides that if, at any time, TRT and its affiliates collectively beneficially own less than 5.0% of the outstanding shares of our common stock, TRT will no longer be entitled to any representation on the board.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	60	Director, Chairman of the Board
Lisa Bromiley	49	Director
Roy “Ernie” Easley	63	Director
Michael Frantz	37	Director
Robert Grabb	70	Director; not standing for re-election
Jack King	70	Director
Stuart Lasher	62	Director
Michael Popejoy	68	Director; not standing for re-election
Jennifer Pomerantz	42	Director

Director Nominees

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed non-executive Chairman of the Board in January 2018. Mr. Akradi founded Life Time, Inc. (formerly Life Time Fitness, Inc.) in 1992 and has served as its Chairman of the Board and Chief Executive Officer since May 1996. When Life Time was taken private in 2015, Mr. Akradi became Chairman of the Board and Chief Executive Officer of Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.), the parent entity to Life Time, Inc. Life Time Group Holdings, Inc. (NYSE: LTH) completed its initial public offering in October 2021 and Mr. Akradi continues to serve as its Chairman of the Board and Chief Executive Officer. In connection with the initial public offering, Mr. Akradi was also appointed to serve on the compensation committee and chair the nominating and corporate governance committee of the Board of Directors of Life Time Group Holdings, Inc.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Executive Vice President and Chief Financial Officer of North Shore Steel, a metals manufacturer and distributor, since October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of Aviva Metals, Inc., a multinational metals manufacturer and distributor, from June 2019 to October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading in 2018 and 2019.  Ms. Bromiley co-founded and served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company from 2014 to 2018. Ms. Bromiley has served as the Chief Financial Officer for two public companies, Flotek Industries, Inc. (NYSE: FTK) and Platinum Energy Resources, Inc. Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley has served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant and holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley currently serves on the board of directors of Blue Bell Creameries, Inc. and previously served on the board of directors of GreenHunter Resources, Inc. from 2012 to April 2016. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Director, Investments of TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, due diligence and the management of new and existing investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the board of directors of CareVet, Friends of the Katy Trail (non-profit), Topside Marinas, and Pinnacle Live. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lasher has served as a director since March 2020. Mr. Lasher is the Founder, Chairman, and Chief Executive Officer of Quantum Capital Partners, Inc., which is a private investment firm based in Tampa, Florida. Quantum Capital Partners was formed in 1998 and invests capital and provides expertise to businesses across various industries. From September 2010 to July 2012, Mr. Lasher served as Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations. In 1990, Mr. Lasher co-founded and served as Chairman and Chief Executive Officer of National Business Solutions, Inc. (NBS), a professional employer organization based in St. Petersburg, Florida. In August 1996, NBS was acquired by Paychex, Inc. and Mr. Lasher remained as Chief Executive Officer of the Paychex PEO division until June 1997. Mr. Lasher began his professional career in public accounting with KPMG Peat Marwick. Mr. Lasher currently serves on several company boards of directors, including Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.) and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.) and Fitlife Foods. Mr. Lasher holds a degree in Finance and Accounting from Florida State University and is a Certified Public Accountant in the State of Florida.

Ms. Pomerantz has served as a director since December 2021. Ms. Pomerantz most recently served from 2011 to August 2021 as Chairman and CEO of American Natural, a new lifestyle brand of convenience stores and fuel logistics solutions which she founded. Prior to founding that business, she launched and served as a portfolio manager for global natural resources strategies for Citadel Asset Management’s Surveyor Capital and JP Morgan’s Highbridge Asset Management. Prior to asset management, Ms. Pomerantz began her career in investment banking covering power and energy for Bank of America. Ms. Pomerantz holds a degree in Economics and Political Science from the University of Chicago.

Each director nominee brings a unique set of skills to our board of directors.  The board of directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each director is qualified for service as a director of our company.

•Mr. Akradi has extensive experience as the chairman of the board, president and chief executive officer of both public and private companies. Mr. Akradi provides us with strong executive leadership as well as expertise in the areas of corporate strategy, financial management and fundraising through the capital markets. In addition, Mr. Akradi brings the perspective of a significant stockholder to the board.
•Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.
•Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.
•Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.
•Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.
•Mr. Lasher has broad business and investing experience, bringing valuable insight from his executive leadership experience as well as detailed knowledge of finance and accounting.
•Ms. Pomerantz has broad business and investing experience and brings a valuable global energy expertise and perspective in the industry. In addition, Ms. Pomerantz brings extensive management experience through her involvement as both a CEO and Chairman.

Departing Directors
Mr. Grabb has served as a director since May 2007, but is not nominated for re-election at the Annual Meeting. Mr. Grabb is a Registered Petroleum Geologist with over 40 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs. Mr. Grabb has served as Vice President - Exploration and Geosciences for Sage Natural Resources, LLC since January 2018. He was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016 and previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014. Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007. Mr. Grabb holds B.S. and M.S. degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Popejoy has served as a director since January 2017, but is not nominated for re-election at the Annual Meeting. Mr. Popejoy has been affiliated with TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, or with its subsidiary Tana Oil and Gas or Tana Exploration since 1984. From 2001 to present, Mr. Popejoy has served as the Senior Vice President of Energy for TRT Holdings, Inc., and a Manager of Tana Exploration. Prior to 2001, Mr. Popejoy served as a Vice President of Land and later as President of Tana Exploration. Mr. Popejoy holds a BBA degree in Petroleum Land Management from the University of Texas at Austin.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.  Representatives of Deloitte are expected to attend the meeting virtually and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2021 and December 31, 2020.  Aggregate fees for professional services rendered by such firm for the years ended December 31, 2021 and 2020 were as follows:

	Fiscal Year Ended
	December 31, 2021		December 31, 2020
Audit Fees	$1,303,958		$923,029
Audit-Related Fees	662,950		1,895
Tax Fees	73,347	(1)	62,233	(1)
All Other Fees	—		—
Total	$2,040,255		$987,157
________________
(1) Tax related fees in 2021 and 2020 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit, audit-related and tax fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte during 2021.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person (including virtually) or by proxy at the Annual Meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of at least three non-employee directors who meet applicable stock exchange independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2021 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2021, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

The name of each person who currently serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Roy Easley	Stuart Lasher

PROPOSAL 3

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 25 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 99% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of stockholders held on May 27, 2021. The compensation committee and other members of our board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the compensation committee for our named executive officers for 2020.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 17 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for 2021.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 3 exceeds the number of votes cast “AGAINST” this Proposal 3.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2021 compensation program for the following named executive officers:

Nicholas O’Grady	Chief Executive Officer
Adam Dirlam	President (served as Chief Operating Officer until December 2021)
Chad Allen	Chief Financial Officer
Mike Kelly	Chief Strategy Officer
Erik Romslo	Chief Legal Officer & Secretary

Executive Summary

2021 was a transformational year for our company, both operationally and financially. Operationally, we significantly grew and diversified the business through over $800 million in substantial bolt-on acquisitions, transitioning from a single-basin company with properties almost exclusively in the Williston Basin to a multi-basin company with meaningful properties in the Permian and Appalachian Basins. Our acquisition activity, combined with increased commodity prices and development activity on our legacy assets, drove an 80% increase in our average daily production in the fourth quarter of 2021 compared to the fourth quarter of 2020 and a 135% increase in our proved reserves volumes at year-end 2021 compared to year-end 2020. We also substantially strengthened our balance sheet in 2021, conservatively financing our acquisitions through a combination of debt and equity financings, which also allowed us to retire $418 million of term debt with near-term maturities and add $567 million of liquidity under our revolving credit facility. With our strengthened balance sheet and growing free cash flow profile, we also declared our first common stock dividend and laid out a plan to steadily increase dividend returns to our stockholders. All of the foregoing, along with the recovery of the industry from the challenges of 2020, drove a 130% increase in the average closing price of our common stock during December 2021 compared to December 2020.

The structure of our executive compensation plan was substantially similar in 2021 compared to 2020. Our management team was instrumental in our company’s substantial growth and success during 2021, and the compensation committee determined that significant rewards were appropriate in order to incentivize and reward outstanding performance. As a result, our 2021 executive compensation increased meaningfully compared to 2020, which was a year of hardship for the industry as a whole. Nevertheless, the compensation committee believes the total compensation awarded to the executive team for 2021 is appropriate in light of industry standards. For 2021, our named executives received cash bonuses totaling 100% to 118% of base salary, and long-term equity awards with grant date fair values totaling 282% of base salary for our CEO and 118% to 125% of base salary for our other named executive officers. See “Annual Cash Bonus Opportunity” and “Long-Term Equity Incentive Program” below for additional information.

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate. Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits for all executive officers.

Our compensation program seeks to reward our management for maximizing stockholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

In normal circumstances, the compensation committee believes it is important to rely in part on performance relative to pre-determined performance goals in determining executive compensation. However, given the extremely challenging and volatile operating environment of 2020 and early 2021, the compensation committee determined not to utilize pre-determined performance goals for 2020 or 2021, instead retaining and utilizing its discretion to evaluate company and executive performance during the year, and make discretionary awards based on that evaluation.

In 2021, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2020, which resulted in approximately 99% of the votes cast approving such compensation. Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

The compensation committee from time to time engages independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. In 2021, the compensation committee directly engaged Willis Towers Watson to help develop a peer group, make year-end determinations under the 2021 executive compensation program, review the company’s compensation programs and advise on potential changes thereto (including with respect to establishing the 2022 executive compensation and director compensation programs). The compensation committee determined that Willis Towers Watson is an independent compensation consultant. During its engagement, Willis Towers Watson, from time to time, contacted our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that our named executive officers also receive. The compensation committee determined that the work of Willis Towers Watson and its employees did not raise any conflict of interest.

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determinations regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our performance. Willis Towers Watson assisted the compensation committee in establishing a new peer group in 2021, and data regarding this peer group was then used by the compensation committee and Willis Towers Watson in making year-end determinations under the 2021 executive compensation program, reviewing and comparing the company’s compensation programs and considering potential changes thereto (including with respect to developing the 2022 executive compensation and director compensation programs). The compensation committee does not seek to apply any particular benchmark or target percentiles relative to the peer group in setting compensation levels. However, the peer group data was considered in connection with making year-end determinations under the 2021 executive compensation program and developing our 2022 executive compensation program, including setting base salaries and incentive awards thereunder.

The peer group considered by the compensation committee in 2021 consisted of Berry Corporation, Callon Petroleum Company, Centennial Resource Development, Inc., Civitas Resources, Inc., Comstock Resources, Inc., Laredo Petroleum, Inc., Magnolia Oil & Gas Corporation, Matador Resources Company, Murphy Oil Corporation, PDC Energy, Inc., Ranger Oil Corporation, SM Energy Company, Talos Energy Inc., and W&T Offshore, Inc.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. Management may provide recommendations to the compensation committee regarding any discretionary items affecting compensation for the year. Management also provides advance input on the structure of our incentive programs and, to the extent applicable, performance goals to be used thereunder and the selection of peer companies to be used by the compensation committee for executive compensation purposes. However, the compensation committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs. Our chief executive officer is not present during voting or deliberations regarding his compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;
•Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;
•Correlate a portion of management’s compensation to financial and operating performance;
•Evaluate and rate performance relative to the existing market conditions during the measurement period; and
•Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program have historically been base salary, annual short-term incentive bonuses and long-term incentive awards. We have sought to blend elements of compensation in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our stockholders and motivate our management to enhance stockholder value. Stock issuances to date have been designed to serve as both short-term rewards and long-term incentives. As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

We maintain substantially similar written employment agreements with each of our named executive officers, all of which were entered into during the summer of 2018 (except for Mr. Kelly’s, which was effective upon his hiring in January 2020). The employment agreements each provide for an initial three-year term, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms. The employment agreements contain provisions that, among other things, (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the company to comply with applicable law, (ii) prohibit the executives in certain circumstances from competing with our company or soliciting any employees of our company for a specified period following termination of their employment, (iii) entitle each executive to a minimum annualized cash base salary, and (iv) entitle each executive to perquisites including a $20,000 annual vehicle allowance and the company’s payment of each executive’s maximum employee 401(k) contribution each year (not to exceed $25,000), in addition to company matching contributions. Finally, the employment agreements contain change in control and severance provisions which are described under “Severance/Change of Control Agreements” and “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions” below.

Elements of Compensation

The total compensation and benefits program for our executive officers currently consists of a combination of the following components:

•base salaries;
•annual cash bonus opportunity;
•annual long-term equity incentive program;
•discretionary bonuses or equity awards;
•retirement, health and welfare benefits;
•perquisites; and

•severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our named executive officers for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. Salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The compensation committee set 2021 base salaries for the named executive officers in February 2021, at the same time it established our 2021 executive compensation program. The compensation committee determined to modestly increase base salaries for our named executives by approximately 3%, balancing the difficult industry and market environment against its belief that the team had done an excellent job managing through the pandemic. In addition, at this time Mr. Kelly was promoted from EVP of finance to Chief Strategy Officer and received an additional salary increase in connection therewith. As a result, the compensation committee increased annualized cash base salaries as follows, effective January 2021:

•Mr. O’Grady - increased from $500,000 to $515,000;
•Mr. Dirlam - increased from $325,000 to $335,000;
•Mr. Allen - increased from $280,000 to $290,000;
•Mr. Kelly - increased from $280,000 to $305,000;
•Mr. Romslo - increased from $380,000 to $392,000.

The compensation committee set 2022 base salaries for the named executive officers in December 2021, at the same time it made its year-end determinations under the 2021 executive compensation program. Based on the company’s significant growth and success during 2022 (as described under “Executive Overview” above), as well as peer group and market data provided by the committee’s compensation consultant, the compensation committee provided more significant increases to the salaries of our named executive officers. In addition, at this time Mr. Dirlam was promoted from Chief Operating Officer to President and received an additional salary increase in connection therewith. As a result, the compensation committee increased annualized cash base salaries as follows, effective January 2022:
•Mr. O’Grady - increased from $515,000 to $750,000;
•Mr. Dirlam - increased from $335,000 to $425,000;
•Mr. Allen - increased from $290,000 to $350,000;
•Mr. Kelly - increased from $305,000 to $340,000;
•Mr. Romslo - increased from $392,000 to $400,000.

Annual Cash Bonus Opportunity

The purpose of an annual cash bonus opportunity is to provide variable cash compensation each year based on the performance of the company and/or each individual executive, creating incentives and rewards for performance. Prior to 2018, the company had historically included a short-term cash incentive opportunity as part of its annual executive compensation programs. However, for 2018 and 2019, the compensation committee sought to significantly reduce the proportion of compensation, company-wide, that may be paid in cash and increase the proportion derived from equity incentive awards. As a result, for 2018 and 2019, the compensation committee eliminated any executive cash bonus program.

For 2020, the compensation committee reintroduced a modest cash bonus opportunity for our executive team, with each named executive eligible to receive a cash bonus of up to 10% of base salary. For 2021, the compensation committee increased that opportunity to up to 15% of base salary, still quite modest by industry standards, when it established the 2021 executive compensation program in February 2021.

Based on the company’s significant growth and success during 2022 (as described under “Executive Overview” above), as well as peer group and market data provided by the committee’s compensation consultant, in December 2021 the compensation committee determined to award year-end cash bonuses for 2021 significantly in excess of the 15% bonus opportunity originally contemplated. Specifically, the compensation committee determined that (i) Messrs. O’Grady and Dirlam should receive a year-

end cash bonus equal to 100% of their base salary, and (ii) the other named executives should receive a year-end cash bonus equal to 100% of their base salary, less the amount of their March 2021 cash bonuses previously paid in connection with the company’s Reliance acquisition and related financings (described in more detail below under “Discretionary Bonuses or Equity Awards”).

As a result, in the aggregate, the named executives received the following cash bonuses for 2021 performance.

	March 2021 Special Cash Bonus ($)	Year-End 2021 Cash Bonus ($)	Total 2021 Cash Bonus ($)	Total 2021 Cash Bonus (% of Base Salary)
Nicholas O’Grady	75,000	515,000	590,000	115%
Adam Dirlam	60,000	335,000	395,000	118%
Chad Allen	45,000	245,000	290,000	100%
Mike Kelly	47,500	257,500	305,000	100%
Erik Romslo	50,000	342,000	392,000	100%

Long-Term Equity Incentive Program

The purpose of our long-term equity incentive program is to align the interests of our executives with those of our stockholders and to provide variable compensation primarily dependent upon company performance. Since equity awards may vest and grow in value over time, the program is intended to incentivize company performance over the long-term. Historically, a significant portion of this program has been subject to company performance relative to pre-determined performance goals. However, for both 2020 and 2021, the compensation committee believed that setting meaningful financial and operational targets would be extremely difficult due to the significant industry and market volatility caused primarily by the COVID-19 pandemic. As a result, the compensation committee determined not to utilize pre-determined performance goals for 2020 or 2021, instead retaining and utilizing its discretion to evaluate company and individual performance during the year, and make discretionary awards based on that evaluation.

The 2021 long-term equity incentive program was substantially identical to the 2020 program, and consisted of two tranches: (1) an initial restricted stock award, which was granted subject to time-based vesting when the 2021 program was initially approved in February 2021 in order to lock-in a base level of equity incentive for each named executive officer (shown in the table below under the “Initial Award” heading), and (2) an additional award opportunity comprised of a matrix of threshold, target, and maximum additional equity award opportunities for each named executive officer, to be determined in the good faith discretion of the compensation committee at the end of the year (shown in the table below under the “Additional Award Opportunity” heading). The dollar values of the initial awards and additional opportunities were the same in 2021 as in 2020. The program is summarized in the following table.

	Initial Award		Additional Award Opportunity
			Threshold		Target		Maximum
	Value ($)	% of Salary	Value ($)	% of Salary	Value ($)	% of Salary	Value ($)	% of Salary
Nicholas O’Grady	300,000	58%	460,000	89%	690,000	134%	1,150,000	223%
Adam Dirlam	140,000	42%	140,000	42%	210,000	63%	280,000	84%
Chad Allen	120,000	41%	120,000	41%	180,000	62%	240,000	83%
Mike Kelly	120,000	39%	120,000	39%	180,000	59%	240,000	79%
Erik Romslo	160,000	41%	160,000	41%	240,000	61%	320,000	82%

In December 2021, the compensation committee evaluated the performance of both the company and the named executives, and determined to issue additional time-based restricted stock awards to each named executive officer at the “maximum” level. The compensation committee’s evaluation, and reasons for this determination, is described above under “Executive Overview.” As a result, in total under the 2021 long-term equity incentive program, our named executive officers received restricted stock awards with aggregate grant date fair values approximately as follows:

	Total Awards
	Value ($)(1)	% of Salary
Nicholas O’Grady	1,450,000	282%
Adam Dirlam	420,000	125%
Chad Allen	360,000	124%
Mike Kelly	360,000	118%
Erik Romslo	480,000	122%
______________
(1)Restricted stock awards are rounded to the nearest whole share (no fractional shares). As a result, the amounts in this column do not precisely match the exact grant date fair values (reported in the Summary Compensation and Grants of Plan-Based Awards tables below).
Restricted stock awards under this program represent awards of actual shares of our common stock that provide for vesting in three equal installments over the next three years, contingent upon continued employment. We believe that awards of restricted stock provide a significant incentive for the named executive officers to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.

Discretionary Bonuses or Equity Awards

In addition to the formalized incentive programs described above, the compensation committee may also approve the payment of discretionary bonuses or equity awards in recognition of significant achievements, in light of retention or similar goals, or due to other factors the committee deems relevant.

In March 2021, the compensation committee approved such cash bonuses to be paid immediately to the executive team. These bonuses were in recognition of the executive team’s outstanding efforts to (i) sign the Reliance acquisition, which represented the company’s most significant diversification and expansion outside of the Williston Basin to-date, and (ii) simultaneously execute on major financing transactions for the company, including a $140 million common stock offering and $550 million senior notes offering, which provided financing for the Reliance acquisition, retired the company’s near term maturities, and expanded the company’s liquidity. As a result, the named executives received cash bonuses as follows in March 2021: Mr. O’Grady, $75,000 (15% of salary); Mr. Dirlam, $60,000 (18% of salary); Mr. Allen, $45,000 (16% of salary); Mr. Kelly, $47,500 (16% of salary); and Mr. Romslo, $50,000 (13% of salary). See “Annual Cash Bonus Opportunity” above for additional information regarding these awards in the context of total cash bonuses paid for 2021.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees, including our named executive officers, who are eligible to participate in these broad-based programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental, vision, life insurance and long and short term disability. We have a supplemental disability plan applicable to employees whose annual compensation would not be covered by our standard disability plan, and all of the named executive officers qualify for coverage under that supplemental plan.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2021 include vehicle allowances and payment of all 401(k) plan contributions. Our costs associated with providing the foregoing benefits for named executive officers are reflected in the Summary Compensation Table and related disclosures below. The company does not provide tax gross-ups on any perquisites provided to our named executive officers.

Severance/Change of Control Arrangements

As noted above, we maintain substantially similar employment agreements with each of our named executive officers that provide for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We believe these arrangements mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of the company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these agreements is reasonable relative to market practice and helps us to attract and retain key talent. Change of control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of the company plus a qualifying termination of employment before payments and benefits are paid). We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Hedging and Company Securities

Our insider trading policy provides that company directors, officers (including each of the named executive officers) and other employees (and certain other covered individuals) are prohibited from, among other things: (i) purchasing company securities on margin or pledging company securities; (ii) short selling company securities; (iii) buying or selling put or call options on company securities; or (iv) entering into hedging transactions involving company securities, which includes purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition. Further, the insider trading policy applies to all company securities directly or indirectly owned by covered persons, including any securities granted to the covered persons as a part of compensation for their service to the company.

We have not adopted any stock ownership guidelines or other holding amount or duration requirements applicable to our directors, officers (including our named executive officers) or other employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our equity compensation plans, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy. We continue to evaluate the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board currently consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses, if any.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this document.

The name of each person who serves as a member of our compensation committee is set forth below.

Stuart Lasher (Chair)	Bahram Akradi	Jennifer Pomerantz

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

Employment agreements for our named executive officers are summarized above in the CD&A. The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2019, 2020 and 2021. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)

Nicholas O’Grady	2021	515,000	590,000	1,449,989	63,659	2,618,648
Chief Executive Officer	2020	500,000	50,000	779,999	62,883	1,392,882
	2019	382,500	200,000	1,391,200	58,000	2,031,700

Adam Dirlam	2021	335,000	395,000	419,993	62,197	1,212,190
President	2020	325,000	32,500	300,003	61,664	719,167
	2019	280,000	—	429,000	58,000	767,000

Chad Allen	2021	290,000	290,000	360,002	61,665	1,001,667
Chief Financial Officer	2020	280,000	28,000	259,996	61,221	629,217
	2019	260,000	—	257,400	58,000	575,400

Mike Kelly	2021	305,000	305,000	360,002	61,564	1,031,566
Chief Strategy Officer	2020	280,000	28,000	376,996	61,137	746,133

Erik Romslo	2021	392,000	392,000	479,992	63,636	1,327,628
Chief Legal Officer & Secretary	2020	380,000	38,000	340,001	62,863	820,864
	2019	360,000	—	429,000	58,000	847,000
______________
(1)Mr. O’Grady joined the company as CFO in June 2018, was promoted to President & CFO in September 2019, and was promoted to CEO in January 2020. Mr. Dirlam joined the company in 2009, has been an executive officer since 2018, was promoted to COO in January 2020, and was promoted to President in December 2021. Mr. Allen joined the company in 2013, has been an executive officer since 2018, and was promoted to CFO in January 2020. Mr. Kelly joined the company as EVP of Finance in January 2020, and was promoted to CSO in February 2021. Mr. Romslo joined the company in 2011, has been an executive officer since 2013, and was promoted to CLO & Secretary in January 2020.
(2)Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for 2021. See the Grants of Plan-Based Awards table below for additional detail regarding the 2021 awards reflected in this column.
(3)The All Other Compensation amounts reported for 2021 include (i) company 401(k) contributions of $39,000 for each named executive, (ii) vehicle allowances of $20,000 for each named executive and (iii) supplemental disability policy premiums paid by the company ranging from $2,564 to $4,659 for each named executive.

Grants of Plan-Based Awards

We grant restricted stock units to our named executive officers which vest annually over three years. The following table sets forth grants of plan-based awards during the year ended December 31, 2021.

		All Other Stock Awards: Number of Shares of Common Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date
Nicholas O’Grady	2-12-2021	25,510	299,998	(1)
	12-8-2021	55,448	1,149,992	(2)

Adam Dirlam	2-12-2021	11,905	140,003	(1)
	12-8-2021	13,500	279,990	(2)

Chad Allen	2-12-2021	10,204	119,999	(1)
	12-8-2021	11,572	240,003	(2)

Mike Kelly	2-12-2021	10,204	199,999	(1)
	12-8-2021	11,572	240,003	(2)

Erik Romslo	2-12-2021	13,605	159,995	(1)
	12-8-2021	15,429	319,997	(2)
______________
(1)Initial restricted stock award, subject to time-based vesting over three years, granted under the 2021 long-term equity incentive program.
(2)Year-end restricted stock award, subject to time-based vesting over three years, granted under the 2021 long-term equity incentive program.
Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2021.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)
Nicholas O’Grady	142,241	(2)	$2,927,320
Adam Dirlam	48,337	(3)	$994,775
Chad Allen	41,008	(4)	$843,945
Mike Kelly	42,841	(5)	$881,668
Erik Romslo	54,667	(6)	$1,125,047
______________
(1)The values in this column are based on the $20.58 closing price of our common stock on December 31, 2021, the last trading day of 2021. Vesting of the outstanding equity awards is based on the continued employment of the applicable executive through the scheduled vesting date of the shares, as detailed in the following footnotes. In addition, vesting of the outstanding equity awards will accelerate in the event of an executive’s termination of employment without cause or for good reason prior to the applicable vesting dates.
(2)Restricted shares scheduled to vest as follows: (i) 61,129 shares on March 15, 2022, (ii) 54,127 shares on March 15, 2023, and (iv) 26,985 shares on March 15, 2024.
(3)Restricted shares scheduled to vest as follows: (i) 21,185 shares on March 15, 2022, (ii) 18,684 shares on March 15, 2023, and (iv) 8,468 shares on March 15, 2024.
(4)Restricted shares scheduled to vest as follows: (i) 17,627 shares on March 15, 2022, (ii) 16,123 shares on March 15, 2023, and (iv) 7,258 shares on March 15, 2024.

(5)Restricted shares scheduled to vest as follows: (i) 1,667 shares on January 1, 2022, (ii) 16,127 shares on March 15, 2022, (iii) 1,666 shares on January 1, 2023, (iv) 16,123 shares on March 15, 2023, and (v) 7,258 shares on March 15, 2024.
(6)Restricted shares scheduled to vest as follows: (i) 23,745 shares on March 15, 2022, (ii) 21,244 shares on March 15, 2023, and (iv) 9,678 shares on March 15, 2024.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2021.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Nicholas O’Grady	41,976	$583,886
Adam Dirlam	15,385	$214,005
Chad Allen	13,168	$183,167
Mike Kelly	10,534	$137,943
Erik Romslo	19,003	$264,332
______________
(1)Value based on the closing price of our common stock on each applicable vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

We have entered into employment agreements with each of our named executive officers that contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. They contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (in each case, as defined in the employment agreement) in connection with a change in control (or within twelve months after a change in control), then all outstanding unvested equity awards held by the executive will automatically vest, and the executive will be entitled to receive a lump sum cash payment equal to the sum of (i) two times base salary, (ii) their annualized vehicle allowance, and (iii) twelve months of COBRA premiums to continue their existing group health and dental coverage. These agreements also provide that each executive would be entitled to the same benefits described in the preceding sentence of this paragraph if his employment is terminated by the company without cause or by him for good reason absent a change in control, except for Mr. Kelly the cash payment would be one-fourth of the amount described in the preceding sentence.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2021.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination in connection with a Change in Control
Nicholas O’Grady
Cash ($)	—	1,075,369	1,075,369
Stock Vesting ($)(2)	—	2,927,320	2,927,320
Adam Dirlam
Cash ($)	—	696,122	696,122
Stock Vesting ($)(2)	—	994,775	994,775
Chad Allen
Cash ($)	—	625,079	625,079
Stock Vesting ($)(2)	—	843,945	843,945
Mike Kelly
Cash ($)	—	163,733	654,932
Stock Vesting ($)(2)	—	881,668	881,668
Erik Romslo
Cash ($)	—	825,530	825,530
Stock Vesting ($)(2)	—	1,125,047	1,125,047
______________
(1)“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)Stock vesting values are based on the $20.58 closing price of our common stock on December 31, 2021, the last trading day of 2021.

Non-Employee Director Compensation

Director compensation elements are designed to:

•Ensure alignment with long-term stockholder interests;
•Ensure we can attract and retain outstanding director candidates;
•Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors generally receive compensation consisting of both cash and equity, although certain directors have elected to receive compensation entirely in equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

In December 2020, the Board approved the 2021 compensation program for our non-employee directors, which was substantially identical to the 2020 program. For our non-executive chairman, Mr. Akradi, his 2021 compensation consisted solely of $600,000 worth of our common stock, with no cash compensation and no additional compensation for service on Board committees. For all other directors, their 2021 compensation consisted of (i) $120,000 worth of our common stock and $56,000 in cash for service on our Board, and (ii) annual cash fees for service on our standing committees as follows: audit committee chair, $15,000; other audit committee members, $5,000; compensation committee chair, $15,000; other compensation committee members, $5,000; nominating committee chair, $5,000; other nominating committee members, $2,500; executive committee member, $15,000. Mr. Lasher requested and the Board approved him receiving any cash compensation to which he was entitled in the form of common stock. The 2021 equity compensation described in this paragraph was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date. These dates were as follows: April 9, 2021; July 1, 2021; October 1, 2021; and December 31, 2021.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Total ($)
Bahram Akradi	—	599,985	—	599,985
Lisa Bromiley	71,000	119,999	—	190,999
Roy Easley	76,000	119,999	—	195,999
Michael Frantz	73,500	119,999	—	193,499
Robert Grabb	63,500	119,999	—	183,499
Jack King	76,000	119,999	—	195,999
Stuart Lasher	76,000	119,989	—	195,989
Jennifer Pomerantz(1)	—	—	—	—
Michael Popejoy	61,000	119,999	—	180,999
______________
(1)Ms. Pomerantz was appointed to the board of directors in December 2021. As a result, she did not receive any compensation for 2021.
(2)Mr. Lasher requested and the Board approved him receiving the $76,000 of cash compensation to which he was entitled in the form of common stock. These additional shares received by Mr. Lasher are included in the disclosure in footnote 3 below, but the value of such shares are not included in the Stock Awards column above.
(3)The 2021 equity compensation was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date, rounded to the nearest full share. The grant date fair value of each such quarterly equity award is set forth in the following table:

Director	4-9-2021	7-1-2021	10-1-2021	12-31-2021
Bahram Akradi	149,997	149,990	149,991	150,008
Lisa Bromiley	29,997	29,998	29,998	30,006
Roy Easley	29,997	29,998	29,998	30,006
Michael Frantz	29,997	29,998	29,998	30,006
Robert Grabb	29,997	29,998	29,998	30,006
Jack King	29,997	29,998	29,998	30,006
Stuart Lasher(2)	49,005	48,993	48,990	49,001
Michael Popejoy	29,997	29,998	29,998	30,006
______________
(4)As of December 31, 2021, no directors held any unvested shares of common stock.
(5)As of December 31, 2021, no directors held any stock options.

CEO Pay Ratio

For 2021, the annual total compensation for our chief executive officer was $2,618,648, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $197,638 for 2021. This comparison results in a CEO Pay Ratio of 13.2 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act.

As permitted under applicable SEC guidance, to identify a median employee among our employee population workforce (excluding our chief executive officer) for 2020, we used actual W-2 taxable income for the 2020 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2020. Based on that, we selected an individual at the median of our employee population on December 31, 2020. Our company did not experience any meaningful change in our employee population or employee compensation arrangements during 2021 that we reasonably believe would significantly impact our pay ratio disclosure and the prior median employee did not experience a significant change in compensation. Accordingly, we determined that the 2020 median employee continued to be representative and determined that individual’s annual total compensation for 2021 in the same manner that we used to determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Securities Authorized for Issuance under Equity Compensation Plans
The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	—	—	582,754
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	582,754

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Preferred Stock Repurchases

During February 2022, we entered into and closed three separate stock repurchase agreements pursuant to which we repurchased an aggregate of 71,894 shares of the Company’s 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), on identical financial terms from each party for an aggregate purchase price of approximately $9.5 million in cash. Of the total amount, 21,894 shares were repurchased from affiliates of TRT Holdings, Inc. (the “TRT Parties”) for $2.9 million in cash, and 10,000 shares were repurchased from affiliates of Angelo, Gordon & Co., L.P. (the “AG Parties”) for $1.3 million in cash. During March 2022, we entered into and closed another stock repurchase agreement with the AG Parties pursuant to which we repurchased an additional 60,000 shares of Preferred Stock for $8.3 million in cash. Two of our directors, Mr. Frantz and Mr. Popejoy, are employed by TRT Holdings, Inc., which together with its affiliates beneficially owned more than 5% of our outstanding common stock at the time of the transactions described in this paragraph. Affiliates of the AG Parties beneficially owned more than 5% of our outstanding common stock at the time of the transactions described in this paragraph.

Employee Matters

Adam Dirlam has been employed by our company since 2009, serving as our President since December 2021 and in other executive officer roles since June 2018. Katie Jackson, who is Mr. Dirlam’s spouse, has been employed by our company since 2011, currently in the role of Vice President of Business Development. During 2021, Ms. Jackson received $196,000 of total cash compensation and $56,572 worth of vesting on existing equity awards in connection with her employment.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

All of the transactions described above under “Transactions with Related Persons” were approved by our audit committee pursuant to the related person policy, except those transactions that did not involve a related person at the time the transaction was entered into.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our annual report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), has been made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Erik Romslo, Corporate Secretary.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2023 ANNUAL MEETING

We must receive stockholder proposals intended to be presented at our 2023 Annual Meeting of Stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 13, 2022.  Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Any other stockholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2023 Annual Meeting of Stockholders must meet all of the relevant requirements of our bylaws and be received by us at our principal executive office no later than February 24, 2023.  If, however, the date of our 2023 Annual Meeting of Stockholders is more than 30 days before or 60 days after the anniversary of this year’s Annual Meeting, then notice for such proposals or nominations by a stockholder will be timely only if received not less than 90 days before the date of our 2023 Annual Meeting or, if later, within 10 days after the first public announcement of the date of our 2023 Annual Meeting.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. Accordingly, for the 2023 Annual Meeting of Stockholders, we must receive such notice no later than March 26, 2023.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC. 4350 Baker Road, Suite 400 Minnetonka, MN 55343
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/NOG2022
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 Jack King	06 Stuart Lasher	07 Jennifer Pomerantz

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.				☐	☐	☐
3.	To approve, on an advisory basis, the compensation paid to our named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders May 25, 2022, 1:00 PM CDT This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Nicholas O’Grady and Chad Allen, or either of them, as proxies, with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 25, 2022 via live webcast at www.virtualshareholdermeeting.com/NOG2022, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side